Exhibit 3.1(ii)

ARTICLES OF SHARE EXCHANGE

                                    AND NAME CHANGE                Received

                                                     FOR                               Nov 18, 2002

                                                KINSHIP SYSTEMS, INC.                   Utah Div of Corp

                                                                                                                                      & Comm. Code

TO BE KNOWN AS

CARIBBEAN CLUBS INTERNATIONAL, INC.

November 1, 2002

These Articles of Share Exchange and Name Change are filed in accordance  with Utah Code Annot.§16-10a-1105 and relate to an approved Plan of Share Exchange between Kinship Systems, Inc., a Utah Corporation (the “Corporation” or “Kinship”) and Caribbean Clubs International, Inc., a Delaware Corporation (“CCI”), as described below.

The Company represents, through its undersigned principal resigning and newly appointed officers, that the Board of Directors approved a Share Exchange by the Company of the majority interest of its shares resulting in a change of control of the corporation and with attendant name change and business purpose.  This proposed Share Exchange was voted upon and approved by a majority of shareholders of the Company at a Special Shareholder’s Meeting on November 1, 2002 with the results of the vote of shareholders as to each of the matters addressed in these Articles set- out below:

PLAN OF SHARE EXCHANGE

The Plan of Share Exchange was earlier approved by the Board of Directors of Kinship Systems, Inc. and ratified by its shareholders as it required the issuing of new shares and a name change.   The Board of CCI approved the exchange and it was deemed adopted by unanimous consent of the CCI shareholders, as substantially all shareholders/subscribers of CCI participated in the exchange.  The shareholders of Kinship subsequently voted on the exchange and approved it as set-out below.  The essential terms of the Plan of Exchange are summarized as follows:

(1)

Kinship has issued, in the aggregate, 9,548,671 of its shares to the CCI shareholders or affiliated persons;

(2)

Kinship  acquired 781,000 shares or subscription rights in CCI shares, constituting all CCI shares or subscription rights;

(3)

Kinship Systems, Inc. herewith changes its name of record to Caribbean Clubs International, Inc. (CCI);

(4)

Kinship acquired operations and assets of CCI as its wholly owned and sole operating subsidiary; thereby changing the business purpose to ownership and operation of resort properties.

VOTES ON SHARE EXCHANGE

(1)

At the time of the Shareholder Meeting, there were 1,372,000 shares issued and outstanding, pending approval of this Share Exchange.  Present and voting at the meeting were 1,361,200 shares constituting a quorum which then voted as set-out below.

(2)

The Share Exchange was approved by the majority ownership of the existing Kinship Systems, Inc. to the transfer or issuance of Kinship shares to prior shareholders or subscribers of Caribbean Clubs International, Inc. (“CCI”), and all of the shares of CCI, 781,000,  were acquired by Kinship Systems, Inc. in exchange for 9,548,671 shares being issued or transferred by Kinship Systems, Inc. constituting approximately 86% of the Kinship issued and outstanding shares.  The Share Exchange was approved by a vote of 1,361,200 shares in favor, with 0 opposed and 0 abstaining at the Special Shareholder’s Meeting on November 1, 2002.  The undersigned principal officer of the corporation certifies and affirms these Articles and that the foregoing vote constituted a majority of outstanding shares voting in favor of such proposition.

(3)

The name of the corporation was also changed at the November 1st meeting from Kinship Systems, Inc. to Caribbean Clubs International, Inc. and the corporation shall be known of record by such name from the date of filing of these Articles.  There were 1,361,200 votes cast  in favor of this proposal, 0 votes against and 0 votes abstaining.  The undersigned officer certifies that the voting constitutes a majority of the outstanding shares voting in favor of this proposition.

The undersigned resigning and newly appointed Chairman and President each verify and affirm that the foregoing proposals were appropriately and previously adopted and recommended by the Board of Directors and subsequently approved at a Special Shareholder Meeting by majority vote and hereby certify these amendments in accordance with the foregoing statutory provisions and with the appropriate votes set-out and accounted above.  These Articles are now authorized and directed to be filed pursuant to resolution of the Board of Directors of Caribbean Clubs International, Inc., formerly known as Kinship Systems, Inc.

Dated this 14th day of November, 2002.

/s/ Terry Deru

/s/ Fred W. Jackson, Jr.

Mr. Terry Deru

Mr. Fred W. Jackson, Jr.

Resigning President and Chairman of the Board

New President and Chairman of the Board

C:\My Documents\Kinship\Articles of Share Exchange.wpd

Exhibit 10.2

STOCK EXCHANGE AGREEMENT

 THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is executed as of the date set forth below for each signatory, however, effective November 1, 2002, by and among Kinship Systems, Inc., a Utah corporation ("Kinship"), Caribbean Clubs International, Inc., a Delaware corporation ("CCI"), the Kinship Owners (as defined below) and the CCI Owners (as defined below) (collectively the Kinship Owners and CCI Owners are referred to herein as the "Owners").  When all of the foregoing parties are collectively referenced in this Agreement they shall sometimes be designated as the “Parties”.

R E C I T A L S :

A.

The CCI Owners own all of the issued and outstanding shares of capital stock of CCI, with the CCI Owners owning the number of shares of common stock of CCI set forth opposite their respective names on Exhibit A as attached hereto.

B.

Kinship, CCI  and the Owners have determined that it is in their respective best interests to effect a transaction in which all issued and outstanding shares of CCI will be acquired by Kinship in exchange for shares of common stock of Kinship as described herein.

C.

The Parties hereto intend that the share exchange shall qualify as a tax free reorganization within the meaning of the IRS Code.

D.

Shares to be issued and exchanged under the terms of this Agreement shall be subject to certain stipulated restrictions on sale, transfer or other disposition or limitations as set-out in Article VI of this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.  Definitions.  As used in this Agreement, unless otherwise defined herein or unless the context otherwise requires, the following terms shall have the following meanings:

"Agreement" means this Agreement and all exhibits hereto and all amendments, modifications, and supplements hereto.

"Balance Sheet Date" is December 31, 2001 for Kinship audited statements and June 30, 2002 for the Kinship unaudited statements.

“Board of Directors” shall mean the governing body of Kinship under Utah law, sometimes herein simply designated as the “Board” or the “Directors,” until the execution of this Agreement, the existing Board of the Company shall continue in office, upon execution those persons designated in Section 2.04(d) shall become the new Board.

"Balance Sheet" is the audited and unaudited balance sheets of Kinship as of the foregoing Balance Sheet Date; and the unaudited Balance Sheet of CCI to be presented as soon after closing as possible.

“CCI Owners” shall mean all owners of common stock, $0.0001 par value of Caribbean Clubs International, Inc. who are signatories to this Agreement.

“Company” shall mean Kinship or its successor.

"GAAP" has the meaning specified in Section 3.12(b) hereof.

"IRS" means the Internal Revenue Service.

“Kinship Owners” shall mean Messrs. Terry Deru and Andrew Limpert, the principal owners of Kinship.

“Olympic” shall mean Olympic Capital Group.

"SEC" means the United States Securities and Exchange Commission.

"Securities Act" has the meaning specified in Section 4.03 hereof.

"Taxable Period" means any taxable year or any other period that is treated as a taxable year with respect to which any Tax may be imposed under any applicable statute, rule, or regulation.

"Tax Return" means any report, return, or other information required to be supplied to a taxing authority in connection with Taxes.

"Taxes" means all taxes, charges, fees, levies, or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, use, stamp, transfer, license, payroll, franchise, Social Security, unemployment and withholding taxes imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax.

Section 1.02.  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE II

THE SHARE EXCHANGE

Section 2.01.  The Share Exchange.

(a) Upon the terms and subject to the conditions of this Agreement, and in accordance with the Corporation Law of the State of Utah (the "Utah Act"),  the Parties hereto shall effect the stock exchange as provided herein. Immediately prior to the share exchange, 781,000 shares of common stock of CCI are issued and outstanding. Pursuant to the share exchange , each CCI Owner will assign, transfer and convey to Kinship its respective share ownership in CCI, and in exchange will receive 11.8139 shares of common stock of Kinship (rounded up to wholes shares) for each share ownership assigned, all as stated herein.

(b) In consideration of the mutual terms, covenants and conditions contained herein, Kinship hereby assigns, transfers, and conveys to each CCI Owner that number of restricted shares of common stock, no par value, of Kinship set forth on the signature page for each such CCI Owner (the "Kinship Shares"). Concurrent with the execution hereof, the Kinship Shares will be delivered by Kinship to the Chairman of CCI for the benefit of each CCI Owner. The Chairman of CCI thereafter will distribute the Kinship Shares to each CCI Owner.

(c) The Parties hereby acknowledged that share certificates of the CCI have not been issued to each of the CCI Owners. Each CCI Owner, individually but not jointly, and CCI hereby represent and warrant to Kinship that the share ownership of CCI set forth on the signature page for each such CCI Owner(each a “Share Ownership Right”) is true and correct. Each CCI Owner further represents and warrants that, except for the respective Share Ownership Right, no warrants, options, or other rights to the capital stock of CCI are held by such CCI Owner.  Concurrent with the execution hereof and subject to the mutual terms, covenants and conditions hereof including the receipt by each CCI Owner of his respective Kinship Shares, each CCI Owner hereby assigns, transfers and conveys to Kinship all of his right, title and interest in and to all capital stock of CCI held by such CCI Owner, which includes the respective Share Ownership Right. It is understood that the stock certificates representing each respective Share Ownership will not be provided to the Kinship. Rather, this instrument transfers, assigns and conveys the Share Ownership Right of each CCI Owner to Kinship.

Section 2.02.  Closing Procedures..   Subject to the terms and conditions of this Agreement, concurrent with the execution of the Agreement:

(a)

CCI and the CCI Owners shall deliver to Kinship the opinion, and other documents and instruments to be delivered under Article IX  hereof.

(b)

Kinship shall deliver to the CCI Owners the Kinship Shares.

(c)

Kinship shall deliver to CCI and the CCI Owners the opinion, certificates, and other documents and instruments to be delivered under Article VIII hereof.

(d) the existing Board of Directors of Kinship will appoint at least three members to the Board of Kinship as directed by CCI, and the immediately thereafter resign in their respective Board capacity.

(e) the existing officers of Kinship shall resign in their respective capacities.

(f) Kinship will deliver to CCI all contracts, commitments, books, records and other information (including Tax Returns filed and those in preparation and any tax related agreements) records of Kinship in original form, if any.

(g) Kinship will deliver to CCI a Certificate from the Secretary of Kinship that the majority of shareholders have approved the Agreement and the transactions contemplated herein including the assignment out of the Prosource software license and related business.

(h)

CCI and the Kinship Owners will enter into a separate agreement pursuant to which CCI will acquire from the Kinship Owners fifty thousand (50,000) shares of common stock of Kinship in exchange for the sum of $130,000.

(i)

The CCI Owners will pay Olympic the sum of $30,000, and Kinship will cause to be newly issued to Olympic 170,000 shares of restricted common stock of the Company.

Section 2.04.  Results of Share Exchange.  When the share exchange has been fully consummated and implemented, the following results or status to the Parties shall be extant:

(a)

CCI will be a wholly owned operating subsidiary of Kinship;

(b)

The Certificate of Incorporation of Kinship shall be amended to provide that Article I of the Certificate of Incorporation shall read in its entirety as follows:  "The name of the corporation is Caribbean Clubs International, Inc."  The Certificate of Incorporation of the current CCI will be amended pursuant to shareholder ratification to reflect a name change to “Caribbean Clubs Operating Company”, or some reasonable derivation to distinguish the parent and subsidiary;

(c)

The Bylaws of Kinship, as in effect immediately prior to the execution of this Agreement shall be the Bylaws of the Surviving Corporation; but subject to amendment.

(d)

The persons nominated below shall be appointed and proposed for election to the shareholders of Kinship as a new Board of Directors.  The Directors named below shall immediately upon appointment hold an organizational meeting of the Board to, inter alia, appoint new officers for Kinship:

1.   Fred W. Jackson, Jr.

3.  Mark C. Casolo

2.   James E. Bishop

(e)

The current officers of Kinship promptly after the execution of this Agreement shall resign and new officers will be appointed by the newly elected board of directors set forth in 2.04(d) above.

(f)

The Company will relocate all operations to the business facilities currently operated by CCI and the Company will assume those business operations as its current business and purpose.

(g)

The outstanding shares of common stock immediately after completion of this share exchange shall be as follows:

(i)

Public Float

   102,750 shares

(ii)

Original Kinship shareholders

1,220,000 shares

(iii)

Olympic Capital Group

   170,000 shares

(iv)

CCI Founders and Affiliates

              9,226,656 shares

Total issued and outstanding shares

            10,719,406

Provided, however, it is understood and acknowledged by the parties that (i) the underwriter for CCI, McGinn, Smith & Co., Inc., maintains stock purchase warrants which upon exercise for nominal consideration entitles the holder to receive 13% of the fully diluted common stock of the Company, and (ii) an officer of CCI has rights to receive up to 300,000 common shares of the Company, and provided further that, these shares shall be transferred and/or issued without reducing the relative sharehold ownership of the original Kinship shareholders described above to below ten per cent (10%–rounded) of the total issued and outstanding shares of common stock of Kinship.

Section 2.05.  Taking Necessary Action; Further Action. CCI and Kinship, respectively, shall each use its reasonable efforts to take all such action as may be necessary or appropriate to effectuate the share exchange under the Utah Act at the time specified in Section 2.02 hereof.  If, at any time after the execution hereof, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Company with full right, title and possession to all sharehold interest in CCI, the officers of the Company are fully authorized in the name of CCI and Kinship, or otherwise, to take, and shall take, all such lawful and necessary actions.

Section 2.06.  Expenses.  Kinship, CCI and the Owners shall each pay their respective expenses incurred in connection with the negotiation, execution, closing, and performance of this Agreement and all other agreements contemplated hereby, in each case regardless of whether the closing occurs.  Without limitation of the foregoing, any stock transfer taxes payable in connection with the stock exchange shall be the responsibility of, and shall be paid by, the new beneficial owner of such shares.

Section 2.07.  Restricted Securities.  All Parties to this Agreement acknowledge that the shares exchanged or issued will be restricted securities not subject to registration rights by virtue of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF KINSHIP

Kinship hereby represents and warrants to CCI and the CCI Owners as follows:

Section 3.01.  Corporate Organization.  Kinship is a corporation duly organized, validly existing, and in good standing under the laws of Utah and has the corporate power and authority to acquire all material governmental licenses, authorizations, permits, consents and approvals required to own, license or lease and operate properties or to conduct business.  Kinship presently has no active business other than to merge with a target company.

Section 3.02.  Due Qualification.  Kinship is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the nature of its business or of the properties owned or leased by it makes such qualification necessary, except where the failure to be so qualified would not have, either alone or together with all such failures, a material adverse effect on the assets, business, results of operations or financial condition of Kinship.  It being further understood by the Parties that Kinship does not have any current operating business, nor is it subject to registration in any jurisdiction other than Utah.

Section 3.03.  Corporate Documentation.  (a) Copies of the articles of incorporation and by-laws (or applicable organizational documents) and all amendments thereto, of Kinship heretofore delivered to CCI, as existing, are complete and correct;  (b) the existing minute books of Kinship are complete and reflect all proceedings (including actions taken by written consent) of the stockholders, partners and directors and all committees thereof of Kinship in all material respects, subject to the limitations set-out above; (c) the transfer records with respect to capital stock and other equity or ownership interests are complete and accurately reflect all transactions in the shares of capital stock and other equity or ownership interests of Kinship.  A complete and correct copy of the resolutions to be duly adopted by the stockholders of Kinship at a meeting, will be provided to and approved by CCI, which resolutions shall approve and adopt this Agreement, and approve the stock exchange , in accordance with the provisions of the Utah Act.  Following adoption by the stockholders of Kinship, such resolutions will not be amended, modified, rescinded or superseded and will remain in full force and effect after their adoption through the consummation of the transactions contemplated hereby.

Section 3.04.  Capitalization of Kinship.

(a)

The entire authorized capital stock of Kinship consists of Fifty Million shares of common stock, no par value, of which 1,372,750 shares are presently validly issued and outstanding.  In addition, (i) other than as provided in this Agreement, there are no warrants, rights, options, conversion privileges, stock purchase plans or other agreements or undertakings which obligates Kinship now or upon the occurrence of some future event to issue additional shares of capital stock, (ii) there are no restrictions on the transfer of shares of capital stock of Kinship other than those imposed by relevant state and federal securities laws, and (iii) no holder of any security of Kinship is entitled to any preemptive or similar statutory or contractual rights, either arising pursuant to an agreement or instrument to which Kinship is a party or which are otherwise binding on Purchaser.

(b)

The Kinship Shares are duly authorized and validly issued, fully paid and non-assessable, and have not been issued in violation of any preemptive rights, and will be free and clear of all liens, claims and encumbrances, charges, security interests, stockholder’s agreements and voting trusts.

Section 3.05.  Authority; Binding Effect.  Subject to shareholder approval and/or ratification, Kinship has the right, power, authority, and capacity to execute and deliver this Agreement and all other agreements contemplated hereby, to perform the obligations hereunder and thereunder on its part to be performed and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Kinship of this Agreement and all other agreements and documents contemplated hereby and the performance by Kinship of all obligations on its part to be performed hereunder and thereunder have been duly approved by all necessary corporate and other action by Kinship.  This Agreement constitutes, and when duly executed and delivered, all other agreements contemplated hereby will constitute, the legal, valid, and binding obligation of Kinship, enforceable against Kinship in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting creditors' rights generally and to general equity principles (whether such enforceability is considered in a proceeding at law or in equity).

Section 3.06.  No Creation of Violation, Default, Breach or Encumbrance. The execution, delivery and performance of this Agreement by Kinship and the consummation by  Kinship of the transactions contemplated hereby through an anticipated shareholder ratification  will not:  (a) violate (1) any statute, rule or regulation to which Kinship is subject, or (2) any order, writ, injunction, decree, judgment or ruling of any court, administrative agency or governmental body to which is subject, (b) conflict with or violate any provision of the articles of incorporation or by-laws of Kinship, or (c) require the consent of any party or constitute a default under, violate, conflict with, breach or give rise to any right of termination, cancellation or acceleration of, or to a loss of benefit to which Kinship is entitled, under (1) any mortgage, indenture, note or other instrument or obligation for the payment of money or any contract, agreement, lease or license to which Kinship is a party, or (2) any governmental licenses, authorizations, permits, consents or approvals required for Kinship to own, license or lease and operate its properties or to conduct its business as presently conducted by it.

Section 3.07.  No Present Default.  All contracts, agreements, leases and licenses to which Kinship is a party are valid and in full force and effect and constitute legal, valid and binding obligations of Kinship.  Kinship has disclosed, and CCI accepts, that Kinship has no license or contract rights or obligations, or any asset or interest of value, except for the modest cash balances carried on the books of Kinship and the Prosource software license to be assigned as provided herein.

Section 3.08.  Compliance With Law.  To the best knowledge and belief of Kinship, its officers, directors, and agents, Kinship is not in violation of, or since inception has violated, any applicable domestic or foreign law, rule or regulation (excluding violations of traffic laws), or any order, writ, injunction or decree of any domestic or foreign court, administrative agency, governmental body or arbitration tribunal, to which it or any of its properties or assets is subject.

Section 3.09.  Governmental Approvals and Filings.  No consent, approval or authorization of, or notice to, declaration, filing or registration with, any domestic or foreign governmental or regulatory authority on the part of Kinship is required in connection with the execution, delivery and performance of this Agreement.

Section 3.10.  Real Property.  Kinship owns no real property.

Section 3.11.  Personal Property.  Kinship is in possession of and has good and valid title to all personal property and assets reflected on the Balance Sheet or acquired after the Balance Sheet Date, subject to no adverse claims or restrictions on transfer.  There are no outstanding options or rights granted by Kinship to any third person to acquire any such personal property or any interest in them and, there are no outstanding options or rights granted by any third party to acquire any such personal property or any interest in them.  Kinship has represented, and CCI accepts, that Kinship has no personal property or other tangible or intangible assets or interests, except as to the software to be assigned in accordance with Article X of this Agreement.

Section 3.12.  Financial Statements.

(a)

Kinship will deliver to CCI, prior to closing and as a condition to closing, the audited balance sheets of Kinship as of December 31, 2001 and the unaudited balance sheet as of June 30, 2002; and the related audited statements of operations, stockholders' equity and cash flows for the periods then ended, and the notes thereto, together with the report of Hansen, Barnett & Maxwell, independent certified public accountants, thereon.

(b)

The financial statements referred to in Section 3.12(a) above fairly and accurately present in all material respects the consolidated financial position, results of operations, stockholders' equity and cash flows of Kinship as of the relevant date thereof and for the periods covered thereby have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied.

(c)

Except as set forth in the Balance Sheet, or in the exhibits hereto, Kinship has no liabilities or obligations, direct or contingent, accrued or otherwise, of a nature customarily reflected in financial statements in accordance with GAAP.  Kinship further agrees to account for and discharge all remaining obligations accrued before or after June 30, 2002.

Section 3.13.  Patents, Trademarks. Service Marks. Trade Names. Copyrights.  Kinship does not own any registered patents, trademarks, service marks, trade names or copyrights, except the license rights to the Prosource software to be assigned.

Section 3.14.  Contracts, Agreements and Obligations.  Kinship is not a party to or is in any way obligated under or subject to:

(a)

Any contract or agreement, whether written or oral, with any officer or employee of Kinship;

(b)

Any license, franchise or similar agreement, whether written or oral;

(c)

Any collective bargaining or other labor or union contract or agreement, whether written or oral;

(d)

Any note, bond, indenture or agreement, whether written or oral, to borrow money or any agreement of guarantee or indemnification, whether written or oral;

(e)

Any agreement or outstanding purchase order, whether written or oral, relating to capital expenditures involving total payments of more than $1,000.00;

(f)

Any other agreement, lease, arrangement or understanding, whether written or oral, which Kinship is a party or by which any of its assets are legally bound, except final accounting and legal service fees to be paid and discharged by Kinship from its capital reserves prior to execution hereof.

Section 3.l5.  Insurance.  Kinship does not maintain any insurance policies.

Section 3.16.  Absence of Certain Changes.  Since the Balance Sheet Date, there has not been:  (a) any reduction, loss, change, physical damage, or destruction in excess of $1,000 to any asset or property of Kinship, except for the assignment of the Prosource software as provided herein; (b) any declaration, setting aside or payment of any dividend, or any distribution, in respect of shares of capital stock or other equity or ownership interests of Kinship, or any redemption, purchase or other acquisition of any of such shares of capital stock or other securities of, or other equity or ownership interests in Kinship; (c) any increase in the compensation payable or to become payable by Kinship to any of its respective directors, officers or employees; (d) any change in the authorized and unissued capital stock or other equity or ownership interest of Kinship or any grant of options, warrants or other rights or convertible or exchangeable securities calling for the issuance thereof; (e) any payment by Kinship direct or indirect, of any material liability before the same becomes due in accordance with its terms or otherwise than in the ordinary course of its business; (f) any sale or transfer of, or agreement to sell or transfer, any assets of Kinship; (g) any change in any accounting principle or practice of Kinship or any change in the Kinship's business practices; (h) any event, occurrence, development, state of facts or change in the business which has had, either alone or together with all such events, occurrences, developments, states of facts or changes, a material adverse effect on the assets, business, results of operations, affairs, prospects or financial condition of Kinship; or (i) any liability or obligation incurred or created on the part of Kinship or any creation or assumption by of Kinship any lien, claim or encumbrance on any asset of Kinship.

Section 3.17.  Certain Tax Matters.  As of the date hereof, or prior to closing and as a condition to closing, the most current Tax Return required to be filed with respect to Kinship for the Taxable Period ending on or before the date hereof has been or will be timely filed, and the independent auditors for Kinship will have determined that only the most current returns need be filed as they become due.  All currently filed Tax Returns or Return:  (a) were prepared in the manner required by applicable law; (b) are true, correct, and complete in all respects; and (c) reflect the liability for Taxes of Kinship.  All Taxes shown to be payable on such Tax Returns, and all assessments of Taxes made against Kinship with respect to such Tax Returns, have been paid when due.  No adjustment in such Tax Returns has been proposed formally or informally by any taxing authority and no basis exists for any such adjustment. Except for liens for real and personal property Taxes that are not yet due and payable, there are no liens for Taxes upon any asset of the Company.

Section 3.18.  No Litigation, Proceeding or Inquiry.  To the best knowledge and belief of Kinship, its officers, directors or agents, there is no suit, action, claim or other legal, administrative or arbitration proceeding (including a “stop order”) pending or, threatened before any court or governmental commission, bureau or other regulatory authority (including the SEC), and there is no investigation or inquiry by any administrative agency or governmental body pending or threatened, nor are there any existing judgments, orders or decrees:  (a) against Kinship; or (b) which challenges the validity or propriety of, or seeks to prevent, alter or delay, the transactions contemplated by this Agreement.

Section 3.19.  Employee Benefit Plans; Labor Matters.  Kinship has no employees and no employee benefit plans.

Section 3.20.  Brokers and Finders.  Except for the consideration payable to Olympic as provided herein, no broker or finder has acted for Kinship in connection with this Agreement and the transactions contemplated hereby; and no broker or finder is entitled to receive any shares of the Company in such capacity, is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on any agreement, arrangement or understanding made by Kinship.

Section 3.21.  Information Supplied by and Kinship.  Neither this Agreement nor any document referenced herein, nor any certificate, statement or memorandum furnished pursuant to this Agreement or in connection herewith by or on behalf of Kinship contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

Section 3.22.  SEC Filings; Financial Statements.  Kinship has delivered  in the form filed with the SEC, its Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and the 10-Q reports and unaudited financials for the quarters ending March 31, 2002 and June 30, 2002 (the "Kinship SEC Reports").  The Kinship SEC Reports do not at the time they were  filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 3.23.  Offering Exemptions.  Kinship understands that the shares of CCI to be acquired hereunder as a result of the stock exchange are being acquired by Kinship without registration under the Securities Act of 1933, as amended (the “Securities Act”) and without qualification and/or registration under other applicable securities laws, and that the shares of CCI are being issued pursuant to specific claimed exemptions from registration and/or qualification contained in the Securities Act and in applicable state securities laws, the respective.  Kinship is acquiring the CCI shares for investment for its own account and not with a view to or with any present intention to offer, sell, or distribute in connection with any distribution or resale thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE CCI OWNERS

Each of the CCI Owners, individually but not  jointly, represents and warrants to Kinship and the Kinship Owners as follows:

Section 4.01.  Authority; Binding Effect.  Each CCI  Owner has the right, power, authority, and capacity to execute and deliver this Agreement and all other agreements contemplated hereby, to perform the obligations hereunder and thereunder on its part to be performed and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each CCI Owner of this Agreement and all other agreements and documents contemplated hereby and the performance by each CCI Owner of all obligations on its part to be performed hereunder and thereunder have been duly approved by all necessary corporate, if any, and other action by each CCI Owner.  This Agreement constitutes, and when duly executed and delivered, all other agreements contemplated hereby to be executed and delivered by each CCI Owner will constitute, the legal, valid, and binding obligation of such CCI Owner, enforceable against such CCI Owner in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting creditors' rights generally and to general equity principles (whether such enforceability is considered in a proceeding at law or in equity).

Section 4.02.  No Creation of Violation.  The execution, delivery and performance of this Agreement by each CCI Owner does not, and the consummation by each CCI Owner of the transactions contemplated hereby will not:  (a) violate (1) any statute, rule or regulation to which any CCI Owner is subject, or (2) any order, writ, injunction, decree, judgment or ruling of any court, administrative agency or governmental body to which any CCI Owner is subject, or (b) require the consent of any party.

Section 4.03.  Offering Exemptions.  The CCI Owners each understand that the shares of Kinship Stock to be acquired hereunder as a result of the stock exchange are being issued by Kinship without registration under the Securities Act of 1933, as amended (the "Securities Act") and without qualification and/or registration under other applicable securities laws, and that the shares of Kinship Stock are being issued pursuant to specific claimed exemptions from registration and/or qualification contained in the Securities Act and in applicable state securities laws.  The respective CCI Owners each understand that the foregoing exemptions depend upon, among other things, the bona fide nature of each such CCI Owner's intent as expressed herein and the accuracy of each such CCI Owner's representations. The respective CCI Owners each understand that the foregoing exemptions exempt only the issuance of the Kinship Stock by Kinship to such CCI Owners and not any sale or disposition of Kinship Stock, or any interest in Kinship Stock, by any CCI Owner.  The respective CCI Owners each understand that the shares of Kinship Stock must be held indefinitely unless subsequently registered and/or qualified under the Securities Act and applicable state securities laws or unless exemptions from such registration and/or qualification are available for a proposed disposition of Kinship Stock by such CCI Owner.  Until that time, the respective CCI Owners each understand that each certificate evidencing shares of Kinship Stock to be acquired as a result of the stock exchange shall bear a legend substantially to the effect that the shares represented by the certificate have not been registered under the Securities Act or any state securities laws and may not be offered or sold except in compliance therewith.

Section 4.04.  Acquisition for Investment.  Each CCI Owner is acquiring the respective shares of Kinship Shares for investment for such respective CCI Owner's own account and not with a view to or with any present intention to offer, sell, or distribute in connection with any distribution or resale thereof.

Section 4.05.  Information. Experience, and Ability to Bear Risk.  Each respective CCI Owner acknowledges receipt of all the information requested from Kinship and considered by such respective CCI Owner to be necessary or appropriate for deciding whether to acquire the shares of Kinship Shares to be acquired hereunder, including, without limitation, the Kinship SEC Reports.  Each respective CCI Owner is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act or, alone or together with a purchaser representative, has such knowledge and experience in financial and business matters to enable such CCI Owner to be capable of evaluating the merits and risks of exchanging his, her or its CCI shares for the respective Kinship Shares and such CCI Owner is able to bear the economic risk of acquiring the Kinship Shares pursuant to this Agreement.  The respective CCI Owners have been afforded the opportunity to ask questions and receive answers regarding the terms and conditions of the acquisition of such Kinship Shares.

Section 4.06.  Brokers and Finders.  Except for the consideration payable to Olympic as provided herein, no broker or finder has acted for the respective CCI Owners or CCI in connection with this Agreement and the transactions contemplated hereby; and no broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on any agreement, arrangement or understanding made by the respective CCI Owners or CCI.

Section 4.07.  Information Supplied by the CCI Owners.  Neither this Agreement nor any document referenced herein, nor any certificate, statement or memorandum furnished pursuant to this Agreement or in connection herewith by or on behalf of the respective CCI Owners contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CCI

CCI represents and warrants to Kinship as follows:

Section 5.01.  Corporate Organization; Corporate Documentation.  CCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority and all material governmental licenses, authorizations, permits, consents and approvals required to own, license or lease and operate its properties and to conduct its business as presently conducted by it.

Section 5.02.  Corporate Authority: Binding Effect.  CCI has the corporate power and authority to execute and deliver this Agreement and all other agreements contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by CCI of this Agreement and all other agreements and documents contemplated hereby and the performance by CCI of all obligations on its part to be performed hereunder and thereunder have been duly approved by all necessary corporate action by CCI.  This Agreement constitutes, and when duly executed and delivered by CCI all other agreements contemplated hereby will constitute, the legal, valid and binding obligation of CCI, enforceable against CCI, in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and to general equity principles (whether such enforceability is considered in a proceeding at law or in equity).

Section 5.03.  No Creation of Violation, Default, Breach or Encumbrance. The execution and delivery by CCI of this Agreement do not, and the consummation by CCI of the transactions contemplated hereby will not:  (a) conflict with or violate any provision of the certificate of incorporation or by-laws of CCI; (b) result in the breach of or constitute a default under any material contract, agreement, lease, license, mortgage, indenture, note or other instrument or obligation to which CCI is a party, which could adversely affect the ability of CCI to consummate the transactions contemplated by this Agreement; or (c) violate (1) any statute, rule or regulation to which CCI is subject, or (2) any order, writ, injunction, decree, judgment or ruling of any court, administrative agency or governmental body to which CCI is subject.

Section 5.04.  No Litigation, Proceeding or Inquiry.  There is no suit, action, claim or other legal, administrative or arbitration proceeding pending or, to CCI's knowledge, threatened before any court or governmental commission, bureau or other regulatory authority, and, to CCI's knowledge, there is no investigation or inquiry by any administrative agency or governmental body pending or threatened, nor are there any existing judgments, orders or decrees which challenges the validity or propriety of, or seeks to prevent, alter or delay, the transactions contemplated by this Agreement.

Section 5.05.  Governmental Approvals and Filings.  No consent, approval or authorization of, or notice to, declaration, filing or registration with, any governmental or regulatory authority on the part of CCI is required in connection with the execution, delivery and performance of this Agreement.

Section 5.06.  Capitalization of CCI.

(a)

The entire authorized capital stock of CCI consists of 10,000,000 shares of common stock, $0.0001 par value, of which 781,000 shares are presently validly issued and outstanding or subscribed.  In addition, (i) other than (a) as specifically provided in this Agreement and  (b) future contemplated but presently undetermined stock options or stock awards of the Company granted to prospective employees and existing directors following the completion of the transaction herein, there are no warrants, rights, options, conversion privileges, stock purchase plans or other agreements or undertakings existing as of the date of this Agreement which obligates CCI now or upon the occurrence of some future event to issue additional shares of capital stock, (ii) there are no restrictions on the transfer of shares of capital stock of CCI other than those imposed by relevant state and federal securities laws, and (iii) no holder of any security of CCI is entitled to any preemptive or similar statutory or contractual rights, either arising pursuant to an agreement or instrument to which CCI is a party or which are otherwise binding on Purchaser.

(b)

The CCI shares are duly authorized and validly issued or subscribed, fully paid and non-assessable, and have not been issued in violation of any preemptive rights, and will be free and clear of all liens, claims and encumbrances, charges, security interests, stockholder’s agreements and voting trusts.

ARTICLE VI

STIPULATED STOCK LIMITATIONS AND TRADING RIGHTS

Section 6.01.  Share Impound Agreement.   The CCI Owners recognize, stipulate and agree that the shares of Messrs. Andrew Limpert and Terry Deru are currently subject to a Model Promotional Share Lock-In Agreement imposed by the State of Utah as a condition and term of the original registration of Kinship shares by coordination in Utah as part of Kinship’s initial public offering (IPO).  It is further believed, but not warranted by the Kinship Owners, that the terms and provisions of such Agreement as to the shares to be transferred to the CCI Owners by the Kinship Owners may be released and negated by majority shareholder vote of the public and unaffiliated Kinship shareholders pursuant to notice and shareholder meeting.  As a necessary term and condition of this Agreement, Kinship agrees, as part of the required and intended shareholder meeting, to seek shareholder approval of this Agreement, to actively propose and solicit support of such waiver of the Model Promotional Share Lock-In Agreement by the disinterested public shareholders.  No warranty or representation that such a “special majority” may be obtained is made or entered by Kinship or the Kinship Owners.  It is further agreed between the Parties to this Agreement that the non-approval of such waiver shall not be a condition to closing or of performance by CCI or the CCI Owners under this Agreement.

Section 6.02.  Kinship Owners Leak-Out Provisions.  Except as provided herein, it is agreed and stipulated between all Parties to this Agreement that as to the shares Kinship common stock retained by the Kinship Owners after closing, the Kinship Owners will not sell, assign, hypothecate or create any interest or right in their Kinship shares of any type prior to December 15, 2002.  Thereafter, the Kinship Owners, collectively and individually, covenant and agree not to sell more than ten per cent (10%) collectively of their Kinship shares per month.  It will be the responsibility of the Kinship Owners to coordinate and insure compliance with this provision.  In the event of a violation of this section, and in addition to any actual damages, CCI may enjoin such transfers and assert appropriate stock transfer instructions enjoining or stopping violating transfers.  Any violating Kinship Owner would be subject to liability and costs, including reasonable attorney fees, arising out of any such violation.

Section 6.03.  Olympic Put Right.   While not a named party to this Agreement, it is understood and agreed by the Parties hereto that Olympic shall be a third party beneficiary of this section with enforceable rights against the Company. Of the shares of common stock of the Company received from Kinship as provided herein, the Company agrees  to repurchase twenty thousand (20,000) shares   at an agreed upon price of $2.50/share from January 1, 2003 through January 10, 2003, provided that Olympic provides at least fifteen (15) calendar days advance written notice to the Company of its intent to demand such repurchase.

Section 6.04.  Conditional Adjustment of Kinship Owners Shares After Closing.   It is agreed and stipulated by the Parties to this Agreement, that if within six (6) months from the date of this Agreement (“Performance Date”), the Company has not (i) acquired by fee or a lease arrangement two (2) resort properties in the Caribbean, or (ii) raised sufficient debt or equity funds to acquire two (2) resort properties in the Caribbean (which funds shall not exceed $2.5 million dollars, which amount includes funds raised to date by CCI), then, the Kinship Owners shall have the option (“Option”) to acquire from the Company during the period from the Performance Date through January 1, 2003 (“Exercise Period”) shares of common stock of the Company equal to (collectively for all Kinship Owners) two percent (2%) of the then issued and outstanding shares of  common stock the Company (“Option Shares”) at a price (“Exercise Price”) equal to seventy-five (75%) of the Market Price (as defined below) of the  Company shares as of the date of exercise of the Option;  or, if there is no market (as referred to in the definition of Market Price below), for the common stock of the Company, at $2.50/share. In order to exercise the Option, the Kinship Owners must deliver to the Company prior to the expiration of the Exercise Period cash equal to the number of shares acquired by the Kinship Owners (not to exceed the stated 2% collective amount) multiplied by the Exercise Price per share together with written instruction indicating such repurchase. Within ten (10) days after receipt of such payment and instructions, the Company will issue the Option Shares to the Kinship Owners in the amounts provided by the written instructions (subject to the 2% limitation) described in the preceding sentence, and the Kinship Owners, jointly and severally, shall indemnify and hold the Company harmless for the issuance of the Option Shares in accordance with such instructions. In addition to the foregoing Option, the Kinship Owners would have the right to exercise appointment of an additional Board Member to the Company Board of Directors in the event of the occurrence of the stock adjustment rights under this paragraph.

“Market Price” as stated in this section shall mean the closing price for the Company’s common stock on such date as quoted on any regulated securities market, electronic bulletin board, "pink sheet" market, or other third party market, including the National Association Securities Dealers, Inc.'s OTCBB market or BBX exchange, if any, however, if the common stock of the Company was not traded on such date, then on the last trade date.

ARTICLE VII

 COVENANTS OF THE PARTIES

Section 7.01.  Access to Properties and Records: Confidentiality.

(a)

For a period of one (1) year following the date of this Agreement and the Closing Date, Kinship will provide CCI and its accountants, counsel and other authorized representatives, full access, during reasonable business hours and under reasonable circumstances, to any and all premises, properties, contracts, commitments, books, records and other information (including Tax Returns filed and those in preparation and any tax related agreements) of Kinship.

Section 7.02.  Press Releases and 8-K.  The Parties shall cooperate in the preparation of a press release with respect to the execution and delivery of this Agreement and the transactions contemplated hereby, which press release shall have been released and made available to the public promptly following the execution of this Agreement.  Neither CCI or Kinship shall issue any other press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the prior consent of other party, except as may be required by law in the opinion of counsel (in which event each of the other parties shall be timely notified of the opinion of counsel that a press release or ether public announcement is so required by law).  Counsel for Kinship will promptly prepare and file with the SEC, in accordance with the SEC rules and regulations, a Form 8-K Report reporting this transaction and agreement, inclusive of the combined Financial Statements for both entities as available.

Section 7.03.  Further Assurances.  Consistent with the terms and conditions hereof, each party hereto will execute and deliver such other instruments and take such other action as any other party hereto may reasonably require in order to carry out this Agreement and the transactions contemplated hereby.

Section 7.04.  Acknowledgments by Kinship and Kinship Owners. Kinship and the Kinship Owners hereby acknowledge, confirm, and agree that (i) CCI is a start-up entity and significant risks exists with respect to the proposed business of CCI, and (ii) none of the following have ever been represented, guaranteed, or warranted to any of Kinship or the Kinship Owners by CCI, the CCI Owners, or any of their affiliates, agents, or employees or by any other person, expressly or by implication: (a) the approximate or exact length of time that he/she will be required to remain an owner of the Kinship shares, (b) value of the Kinship shares to be realized at any time, or (c) the amount of profit to be realized at any time from the Kinship Shares.

Section 7.05.  Waiver and Release by Kinship Owners. Effective as of the Closing Date, the Kinship Owners do hereby fully and unconditionally waive, release, and discharge any and all, debts, claims, and causes of actions which each party, their heirs, successors and assigns have or may have at any time against Kinship or CCI, or when acting as such, their officers, directors, employees, counsel, agents and shareholders, including those claims relating to any past due wages, other compensation, or re-imbursement of any kind, however, specifically excluding, claims that may arise as a result of any breach of any representation, warranty, or agreement herein.

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF CCI

The obligations of CCI under this Agreement to consummate the stock exchange and take the other actions contemplated herein shall be subject to the satisfaction, on or prior to the date hereof, of each of the following conditions, each of which may be waived by CCI as provided herein except as otherwise provided by law:

Section 8.01. Kinship's Certifications.  The representations and warranties of Kinship contained in this Agreement shall have been true and correct as of the date hereof and each of the agreements or obligations of Kinship to be performed on or before the date hereof pursuant to the terms hereof have been performed and complied with in all material respects.

Section 8.02.  Authorization of Transactions.  All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Kinship shall have been duly and validly taken in a manner reasonably satisfactory to CCI and its counsel.

Section 8.03.  No Injunctions, etc.  Kinship shall not be subject to any rule, regulation, order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the stock exchange , or the issuance of Kinship Stock.

Section 8.04.  No Litigation.  No litigation or proceeding shall have been instituted or, to the parties' knowledge, threatened after the date of this Agreement by any governmental agency or other person or entity seeking to restrain or prohibit the performance of, or to obtain damages or other relief in conjunction with, this Agreement or any of the transactions contemplated hereby that:   (a) has a reasonable possibility of success on the merits; and (b) if decided in favor of the agency, person or entity who instituted the same, would have a material adverse effect on Kinship.

Section 8.05.  No Material Changes.   Kinship will warrant and represent as of the date hereof  that there have been no material changes in Kinship since the Letter of Intent; to include, though not limited to, entering into any agreement for sale or disposition of assets, merger, funding other than that described in this Agreement, indebtedness, change or commitment to change management, material adverse accounting events or change of reporting litigation, or like acts of reorganization or adverse events.

Section 8.06.   Legal Opinion.  CCI shall receive an opinion of Kinship's counsel to the effect that he knows of no currently presented claims or debts of Kinship, further he does not believe such claims exist and that it appears any historical claims which may exist, but which are not know, would most likely be barred by an applicable statute of limitations or laches.

ARTICLE IX

CONDITIONS TO THE OBLIGATIONS OF KINSHIP

The obligations of Kinship under this Agreement to consummate the stock exchange and take the other actions contemplated herein shall be subject to the satisfaction, on or prior to the date hereof, of each of the following conditions, each of which may be waived by Kinship as provided herein except as otherwise provided by law:

Section 9.01.  Buyer's Certification.  The representations and warranties of CCI contained in this Agreement shall have been true and correct as of the date hereof and each of the agreements or obligations of CCI to be performed on or before the date hereof pursuant to the terms hereof have been performed and complied with in all material respects.

Section 9.02.  Authorization of Transactions.  All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by CCI shall have been duly and validly taken in a manner reasonably satisfactory to Kinship and its counsel.

Section 9.03.  No Injunctions. etc.  CCI shall not be subject to any rule, regulation, order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Reverse Acquisition.

Section 9.04.  No Litigation.  No litigation or proceeding shall have been instituted or, to the parties' knowledge, threatened after the date of this Agreement by any governmental agency or other person or entity seeking to restrain or prohibit the performance of, or to obtain damages or other relief in conjunction with, this Agreement or any of the transactions contemplated hereby that:  (a) has a reasonable possibility of success on the merits; and (b) if decided in favor of the agency, person or entity who instituted the same, would have a material adverse effect on Kinship or CCI.

Section 9.05.  No Material Changes.   CCI will warrant and represent as of the date hereof  that there have been no material changes in CCI since the Letter of Intent; to include, though not limited to, entering into any agreement for sale or disposition of assets, merger, funding other than that described in this Agreement, indebtedness, change or commitment to change management, material adverse accounting events or change of reporting litigation, or like acts of reorganization or adverse events.

Section 9.06.   Legal Opinion.  Kinship shall receive an opinion of CCI’s counsel to the effect that he knows of no currently presented claims or debts of CCI, further he does not believe such claims exist and that it appears any historical claims which may exist, but which are not know, would most likely be barred by an applicable statute of limitations or laches.

ARTICLE X

INDEMNIFICATION PROVISIONS

Section 10.01. Indemnification by the Kinship Owners. The Kinship Owners hereby indemnify and hold harmless CCI and the CCI Owners, their respective heirs, transferees, assigns, officers, directors, counsel, agents and shareholders ("CCI Indemnified Parties") from any and all claims, causes of actions, proceedings, investigations judgments, damages, settlements and legal and other expenses, including legal fees, as of when occurred arising out of or in any way connected with (i) the activities of Kinship prior to the execution of this Agreement, and (ii) the breach of any representation, warranty, covenant or condition of Kinship or the Kinship Owners.

The CCI Indemnified Parties shall give the Kinship Owners prompt notice of any claim asserted or threatened against the CCI Indemnified Parties on the basis of which they intend to seek indemnification from the Kinship Owners as provided herein. However, the failure to provide such notice to the Kinship Owners under this section shall not obviate the obligations and responsibilities of the Kinship Owners.

10.02. Indemnification by the CCI. CCI hereby indemnifies and hold harmless the Kinship Owners, their respective heirs, transferees, and assigns ("Kinship Indemnified Parties ") from any and all claims, causes of actions, proceedings, investigations judgments, damages, settlements and legal and other expenses, including legal fees, as of when occurred arising out of or in any way connected with (i) the activities of the CCI from the execution of this Agreement, and (ii) the breach of any material representation, warranty, covenant or condition of CCI or the CCI Owners.

The Kinship Indemnified Parties shall give CCI prompt notice of any claim asserted or threatened against the Kinship Indemnified Parties on the basis of which they intend to seek indemnification from CCI as provided herein. However, the failure to provide such notice to CCI under this section shall not obviate the obligations and responsibilities of CCI.

ARTICLE XI

ASSIGNMENT OF PROSOURCE SOFTWARE

All Parties stipulate and agree that concurrent with vote of Kinship shareholders approving such action,  Kinship shall be entitled to spin-off and irrevocably assign or convey the Prosource software license rights currently licensed to Kinship to the person or persons designated by Kinship in writing without further consideration. Kinship will promptly obtain the necessary shareholder approval to spin off the Prosource software license.

ARTICLE XII

MISCELLANEOUS

Section 12.01.  Headings.  The descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 12.02.  Notices.  Any notices or other communications required or permitted hereunder shall be given in writing and shall be delivered personally, sent by certified or registered mail, return receipt requested and postage prepaid, or sent by nationally recognized overnight delivery service to the address set forth below:

If to CCI:

Fred W. Jackson, Jr., Chairman

Caribbean Clubs International, Inc.

237 Park Avenue, 21st Floor

New York, NY   10017

If to the CCI Owners

c/o Caribbean Clubs International, Inc.

237 Park Avenue, 21st Floor

New York, NY   10017

If to Kinship:

Mr. Terry Deru, President

1245 E. Brickyard Road

Brickyard Tower #590

Salt Lake City, UT 84106

           If to the Kinship Owners

1245 E. Brickyard Road

Brickyard Tower #590

Salt Lake City, UT 84106

Or such other address as shall be furnished in writing by such party, and any such notice or communications shall be effective and be deemed to have been given only upon its delivery in accordance with this Section. Notice shall be deemed given, received, and effective on: (i) if given by courier service, the date of actual receipt by the receiving party, or if delivery is refused on the date delivery was first attempted; or (ii) if given by certified mail, the earlier of; the date received, or the third day after being posted with the United States Postal Service. Any person entitled to notice or a copy of notice may change any address to which notice or a copy of notice is to be given to it by giving notice of such change of address as provided in this Section.  The inability to deliver notice because of changed address for which no notice was given shall be deemed to be receipt of the notice as of the date such attempt was first made.

Section 12.03.  Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, heirs, legal representatives and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other parties, except as otherwise provided herein.

Section 12.04.  Complete Agreement.  This Agreement and specifically referenced documents contain the entire understanding of the Parties with respect to the stock exchange and the related transactions and supersede all prior arrangements or understandings with respect thereto, and there are no restrictions, agreements, promises, representations, warranties, covenants or undertakings other than those expressly set forth in this Agreement.

Section 12.05.  Modifications' Amendments and Waivers.  No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

Section 12.06.  Counterparts and Facsimile Signatures.  This Agreement may be executed in two or more counterparts which shall be binding on each signatory, and all of which shall be considered one and the same agreement and each of which shall be deemed an original.  Facsimile signatures shall be deemed rebuttably valid as to the execution of this Agreement.

Section 12.07.  No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other person, except the specific third party beneficiary rights and entitlements of Olympic.

Section 12.08.  Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby:  (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom.

Section 12.09.  Governing Law.  This Agreement shall be governed by the laws of the State of Utah (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect and performance.

Section 12.10.  Attorney Fees and Costs.   Subject however to the indemnification provisions herein, should any action at law or equity be required to enforce any term or provision of this Agreement, the prevailing party shall be entitled to all court costs and reasonable attorney fees.

Section 12.11.  Corporate Authority.  Each of the officers signing below represent that they have been fully and duly authorized by their respective Board of Directors to execute this Agreement for the corporation.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date set forth below.

KINSHIP SYSTEMS, INC.

By: /s/ Terry Deru

     Terry Deru                              ___________

     Its: President                              Date

KINSHIP OWNERS

/s/ Terry Deru

Terry Deru                                       Date

/s/ Andrew Limpert                 ___________

Andrew Limpert                                Date

CARIBBEAN CLUBS INTERNATIONAL, INC.

/s/ Fred W. Jackson                11/15/02

Fred W. Jackson, Jr.                          Date

 Chairman

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